Exhibit 10.3

LIMITED LIABILITY COMPANY AGREEMENT

CONTANGO OFFSHORE EXPLORATION LLC

THIS Limited Liability Company Agreement dated effective the 1st day of November, 2002 (this “AGREEMENT”), among Juneau Exploration, L.P., a Texas limited partnership (“JEX”), with offices at 26902 Nichols Sawmill Road, Magnolia, TX 77355-3586, and COE Offshore, LLC, a Delaware limited liability company (“COE O/S”), with offices at 3700 Buffalo Speedway, Suite 960, Houston, TX 77098.

WITNESSETH:

WHEREAS, JEX and COE O/S caused Contango Offshore Exploration LLC (the “COMPANY”) to be formed under the Delaware Limited Liability Company Act (the “ACT,” which term will include any future amendments thereto), a copy of the certificate of formation being attached hereto as EXHIBIT A; and

WHEREAS, JEX and COE O/S wish to provide for, among other things, membership in and management of the COMPANY, all on the terms hereinafter set forth.

NOW, THEREFORE, JEX and COE O/S hereby agree as follows:

1.	Limited Liability Company Agreement. This AGREEMENT is a limited liability company agreement under and as provided in the ACT.

2.	Members. Concurrently with the execution of this AGREEMENT, JEX and COE O/S will become and be the MEMBERS of the COMPANY. JEX and COE O/S and any other individual, corporation or other entity that becomes a member of the COMPANY in accordance with the terms of this AGREEMENT are collectively called “MEMBERS,” and any one of them is called a “MEMBER.” The neuter pronoun will refer to a MEMBER regardless of the MEMBER’s gender.

3.	Duration of the Company. The COMPANY will have perpetual existence.

4.	Business of the Company. The business of the COMPANY will be the acquisition, reprocessing, interpretation and evaluation of speculative and proprietary geophysical and geological data (“DATA”) and the identification, recovery and exploitation of hydrocarbon deposits.

5.	Contributions by the Members.

A.	COE O/S. COE O/S agrees to contribute Seven Million Four Hundred Thousand Dollars ($7,400,000.00) to the COMPANY for working capital in the manner hereinafter provided, which dollar amount may be revised at any time and from time to time upon approval by all of the MEMBERS. JEX, on behalf of the COMPANY, shall have the right to demand and receive from COE O/S working capital for the COMPANY as and when needed, at any time and from time to time. Upon receipt of a cash call from JEX on behalf of the COMPANY (“CASH CALL”), COE O/S shall wire transfer the requested funds to the COMPANY within the time period specified in the CASH CALL and shall provide evidence of the same to JEX. In the event COE O/S fails to pay any CASH CALL when due, JEX, on behalf of the COMPANY, will give COE O/S written notice of such nonpayment (“FINAL NOTICE”), and COE O/S will have forty-eight (48) hours (excluding weekends and federal holidays) from receipt of such FINAL NOTICE (the “DEADLINE”) within which to make payment in full to the COMPANY of the CASH CALL.

Due to the vagaries involved in any given CASH CALL, JEX will set forth in the FINAL NOTICE the ramifications of nonpayment by COE O/S on or before the DEADLINE, citing the specific wells, prospects, blocks, leases and/or DATA involved or affected thereby (“COVERED ASSETS”). Failure by COE O/S to timely remit payment in full of a CASH CALL on or before the DEADLINE after receiving FINAL NOTICE will be deemed a material breach by COE O/S of its obligations under this AGREEMENT, and thereafter COE O/S shall be considered in default with respect to the COVERED ASSETS. In addition to any other available remedies available to JEX, the penalty under this AGREEMENT for such default shall be forfeiture by COE O/S (and reassignment to JEX, if applicable) of its interests in or rights to the COVERED ASSETS (“FORFEITED OWNERSHIP”). Thereafter, the COVERED ASSETS shall be excluded from this AGREEMENT, and the FORFEITED OWNERSHIP shall automatically inure to the benefit of JEX.

B.	JEX. JEX will provide its know-how and expertise in oil and gas exploration and development to the COMPANY. In addition, JEX will from time to time make available to the COMPANY certain DATA license and use agreements (“LICENSES”), subject to the terms and conditions of the applicable LICENSES and this Section 5.B. Concurrent with the MEMBERS’ execution of this AGREEMENT, JEX will contribute the following LICENSES to the COMPANY as hereinafter provided, and COE O/S hereby agrees to assume and bear full responsibility for payment of all amounts due under or in connection with the DATA or LICENSES, including, but in no way limited to, the amounts set forth below:

(i)	Volume License Agreement dated September 9, 2002, as amended October 18, 2002, between JEX and Seismic Exchange, Inc., in the amount of Eight Hundred Seventy-Five Thousand and No/100 Dollars ($875,000.00)[1];

(ii)	Master Geophysical Data-Use License dated May 10, 2001 and Supplemental Agreement No. VMS01 effective October 7, 2002, between JEX and Veritas Marine Surveys, in the amount of Three Hundred Twenty-Six Thousand and No/100 Dollars ($326,000.00)[2];

(iii)	Seismic Data Review and Possession Agreement (Contract No. 02-10-001 AJF) dated October 3, 2002, between JEX and Seitel Data Ltd., in the amount of One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00)[3]; and

(iv)	Master License Agreement dated November 7, 2002 together with Supplementary Agreement for License of Geophysical Data - Supplement Number 1 of even date, between JEX and TGS-NOPEC Geophysical Company (“TGS”), in the amounts of:

(a)	One Million Five Hundred Thousand Dollars ($1,500,000.00)[4] due on or before November 30, 2002;

(b)	Sixty-Two Thousand Five Hundred Dollars ($62,500.00) due on or before December 1, 2002 and monthly thereafter [on or before the first of each month] for twenty-three (23) consecutive months; and

(c)	Fifty Thousand Dollars ($50,000.00) per block for each OCS block leased or earned using the TGS dataset, and One Hundred Thousand and No/100 ($100,000.00) per block for each OCS block covered by the TGS dataset that is drilled to total depth, said performance bonuses, if any, due and payable until the earlier of: November 7, 2007 or such time as TGS participates in the net profits from Viosca Knoll Block 75, Viosca Knoll Block 211 or Ship Shoal Block 155.

[1]	Paid in full by Contango Oil & Gas Company on 9/26/02.
[2]	Paid in full by Contango Oil & Gas Company on 10/04/02.
[3]	Paid in full by Contango Oil & Gas Company on 10/29/02.
[4]	Paid in full by Contango Oil & Gas Company on 11/26/02.

It is understood and agreed that payment of such sums by COE O/S represents only a cash contribution to the COMPANY, not the purchase of an interest in the LICENSES or a right to use or receive delivery of the DATA. JEX will be the only MEMBER of the COMPANY entitled to use said DATA, and neither the COMPANY nor COE O/S nor any other MEMBER of the COMPANY shall have any ownership interest in or rights to use or receive delivery of said DATA including any resulting or related interpretations, derivatives or reprocessings. The COMPANY’s and the other MEMBERS’ access to the DATA will be limited to the same rights afforded non-licensees under the LICENSES.

C.	The COMPANY will not pay interest on capital contributions.

D.	Each MEMBER confirms to the COMPANY and to the other MEMBERS that it and/or its principal equity owners are experienced in the oil and gas industry and that it is fully aware of the risks involved in the venture set forth in this AGREEMENT.

6.	Management of the Company.

A.	JEX will manage the business, affairs and day-to-day operations of the COMPANY and, except as hereinafter provided, will make all decisions with respect to the foregoing and the strategic direction of the COMPANY.

B.	As part of its management responsibilities, JEX will, for and on behalf of the COMPANY, acquire, analyze, process and/or reprocess, interpret and use the DATA to identify hydrocarbon prospects in which the COMPANY should acquire an interest; and, except as hereinafter provided, JEX will make all decisions with respect to the acquisition of DATA and leases, the development of prospects and the exploitation of production from the prospects.

C.	Before the COMPANY acquires an interest in any prospect (other than prospects to be bid upon at regularly scheduled federal and/or state lease sales), JEX will advise the other MEMBERS of the prospect and its potential risks; the terms and other details of the interest to be acquired, including whether that interest will be acquired alone or in conjunction with one or more other parties; the manner in which the COMPANY will develop the prospect; the estimated cost to the COMPANY to acquire the interest and develop the prospect; and any other information about the venture that the other MEMBERS may request. Prior to bidding upon prospects at federal and/or state lease sales, JEX will advise the other MEMBERS in general terms of the number of prospects the COMPANY expects to bid on and the approximate dollars the COMPANY anticipates exposing at any such lease sale. Immediately following the lease sale, JEX will provide the other MEMBERS with full particulars regarding the COMPANY’s participation at such sale.

Notwithstanding the foregoing paragraph, if, under Section 6D(ii) below, JEX may cause the COMPANY to acquire an interest in a prospect without the approval of the other MEMBERS, and if JEX determines that the COMPANY may lose a worthwhile opportunity if JEX must report about the prospect to the other MEMBERS before the acquisition is made, then JEX may cause the COMPANY to acquire the interest before making the report; and if JEX does so, then JEX will promptly thereafter advise the other MEMBERS of the information required under the foregoing paragraph.

D.	JEX may, without the approval of the other MEMBERS, cause the COMPANY to do any of the following and to enter into agreements to accomplish the same:

(i)	license or acquire DATA, provided the cost to the COMPANY does not exceed One Hundred Thousand Dollars ($100,000.00);

(ii)	acquire an interest in a prospect, either alone or in conjunction with one or more other parties, and make all arrangements with respect to that interest and prospect, provided JEX’s estimated cost for the COMPANY to acquire the interest and develop the prospect does not exceed Five Hundred Thousand Dollars ($500,000.00);

(iii)	borrow up to and including One Million Dollars ($1,000,000.00) in connection with any prospect in which the COMPANY has acquired an interest and grant a security interest in the COMPANY’s interest in that prospect to secure the COMPANY’s obligations in respect of that borrowing;

(iv)	sell, lease or otherwise dispose of any asset of the COMPANY which has a reasonable value not exceeding Five Hundred Thousand Dollars ($500,000.00);

(v)	settle any claim for an amount not exceeding One Hundred Thousand Dollars ($100,000.00); and

(vi)	apart from the direct costs and expenses to acquire, interpret, evaluate and reprocess the DATA and acquire interests in and develop prospects, budget and incur expenses for the operation of the COMPANY not in excess of One Million Dollars ($1,000,000.00) per fiscal year of the COMPANY. Beginning with fiscal year 2004, JEX will prepare the budget for each fiscal year, with expenses itemized, and furnish the other MEMBERS a copy thereof. The budget may include: fees for professionals to provide expertise [which none of the MEMBERS can provide] necessary to effectively conduct the business of the COMPANY, and all costs, risks and expenses, direct, indirect and/or allocated, that are related to, associated with or in support of reprocessing the DATA by JEX in-house (“REPROCESSING G&A”). In the event JEX receives third party reimbursement for all or any portion of the REPROCESSING G&A, COE O/S shall receive credit for such reimbursed amounts.

In making its estimate of the cost to the COMPANY to acquire an interest and develop a prospect, JEX may take into account investments by participants to the extent that JEX reasonably and in good faith determines that it can obtain participation by others in the prospect.

The amounts set forth in items (i) through (vi) above may be amended according to the determination of two (2) or more MEMBERS owning at least fifty-one percent (51%) of the profits of the COMPANY.

E.	Approval by two (2) or more MEMBERS owning at least fifty-one percent (51%) of the profits of the COMPANY will be required for any matter described in Section 6.D above for which JEX does not have sole authority; for the COMPANY to borrow money or enter into any agreement other than for the express purposes in the express situations described in Section 6.D above; for the COMPANY to lend money or issue a guarantee; except as provided in Section 6D(vi) above, for the COMPANY to engage the services of anyone; and for the COMPANY to arrange the defense or prosecution of any claim.

F.	Approval by all of the MEMBERS will be required for the COMPANY to merge, consolidate or otherwise combine with another entity, make an assignment for the benefit of creditors or seek relief under any bankruptcy, insolvency or similar law and engage in any business other than that set forth in Section 4 above.

G.	At the request of any MEMBER, the MEMBERS will meet to discuss the business of the COMPANY.

H.	The MEMBERS will record, in writings signed by them, their approvals, agreements, determinations and other actions under or in respect of this AGREEMENT.

7.	Compensation; Expenses.

A.	The COMPANY will grant to certain JEX employees (as designated by JEX), by an instrument substantially in the form of EXHIBIT 7.A hereto, an overriding royalty of three and one-third percent (3 1/3%) of one hundred percent (100%) [proportionately reducible as provided in EXHIBIT 7.A] burdening any oil, gas and/or mineral interest that the COMPANY acquires.

B.	Except as expressly provided in this AGREEMENT, the MEMBERS will not be entitled to compensation or reimbursement for their services to the COMPANY or for the services of their employees to the COMPANY. Further, the MEMBERS will cause their employees not to seek compensation from the COMPANY, and each MEMBER will indemnify the COMPANY against and hold it harmless from any claims for compensation by any of its employees and any expenses (including, without limitation, legal fees) that the COMPANY incurs in connection with any such claim.

C.	The MEMBERS will pay their own expenses (including, without limitation, legal fees) in connection with the preparation and negotiation of this AGREEMENT, but the COMPANY will reimburse JEX for the filing fees and service company fees to establish the COMPANY and to qualify the COMPANY to do business in Texas, Louisiana and any other venues or governing bodies deemed necessary by JEX.

8.	Profits and Losses; Taxation.

A.	JEX and COE O/S will have a one-third (1/3) and two-thirds (2/3) interest, respectively, in the profits of the COMPANY. However, notwithstanding the foregoing or anything contained in this AGREEMENT to the contrary, the MEMBERS agree that in the event COE O/S fails or refuses to pay in full the One Million Five Hundred Thousand and No/100 Dollars set forth under Section 5B(iv)(b) of this AGREEMENT, the MEMBERS’ interests in the profits of the COMPANY will become JEX one-half (1/2) and COE O/S one-half (1/2).

The losses of the COMPANY for any fiscal year will be shared by the MEMBERS in proportion to their capital accounts on the day before the last day of that fiscal year. The capital accounts of the MEMBERS will be determined in accordance with the requirements of the Internal Revenue Code and the rules and regulations thereunder from time to time in effect (collectively called the “CODE”).

B.	The profits and losses of the COMPANY and items of income, gain, loss, deduction, expense, credit and similar items will be determined by the COMPANY’s accountants in accordance with generally accepted accounting principles.

C.	The COMPANY will be treated as a partnership for federal income tax purposes and, wherever possible, for state and local income tax purposes.

The COMPANY will make the following elections for its first and subsequent tax years:

(i)	to deduct currently, in accordance with the CODE and the relevant provisions of state law, all intangible drilling and development costs with respect to drilling productive and non-productive wells and the preparation of wells for the production of hydrocarbons;

(ii)	to recover the basis of recovery property using the maximum recovery rate permitted by the CODE; and

(iii)	to deduct expenses of organizing the COMPANY ratably over a sixty (60) month period in accordance with Section 709 of the CODE.

The COMPANY will make all other elections required, or permitted to be made, by it under the CODE or applicable state law in accordance with the written agreement of all of the MEMBERS.

The COMPANY will elect COE O/S the “tax matters MEMBER” under and pursuant to the CODE. COE O/S will have authority to apply the provisions of this AGREEMENT relating to the maintenance of capital accounts and the allocation of profits and losses and of each item of income, gain, loss and deduction of the COMPANY so as to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2 from time to time in effect. In the event COE O/S determines it is prudent to modify any allocations of profits or losses or items of income, gain, loss or deduction, or debits or credits, or the manner in which they are computed, in order to comply with said Treasury Regulations, then COE O/S may make such modification provided that such modification will not have a material effect on the allocation of profits or losses or on cash or other property in kind that would otherwise be allocable or distributable to any MEMBER pursuant to this AGREEMENT had no such modification been made. COE O/S will promptly notify the other MEMBERS of any modification that it makes under this paragraph and of the nature, extent and effect of the modification.

D.	If a MEMBER transfers all or a part of its interest in the COMPANY [see Section 13], the COMPANY may, but will not be required to, elect to adjust the basis of the COMPANY’s property in accordance with the provisions of the CODE from time to time in effect. The COMPANY will make this election only in accordance with the written agreement of all of the MEMBERS.

E.	The COMPANY and its MEMBERS will use their best efforts to cause the firm that audits the COMPANY’s financial statements to sign the COMPANY’s federal income tax return as preparer thereof. The MEMBERS will also use their best efforts to cause the COMPANY to furnish the MEMBERS, within ninety (90) days after the close of the COMPANY’s fiscal year, all information reasonably necessary for the MEMBERS to prepare their federal income tax returns.

9.	Distributions.

A.	Distributions by the COMPANY will be made to the MEMBERS in the same percentages as their interests in the profits of the COMPANY.

B.	During each of its fiscal years, the COMPANY will set aside and maintain, in a separate interest bearing account, forty percent (40%) of the revenues it receives, as it receives them (the funds so set aside and the interest thereon are called the “TAX RESERVE”). If the MEMBERS have taxable income from the COMPANY for a fiscal year, the COMPANY will distribute to the MEMBERS, from and to the extent of the TAX RESERVE for that year, an amount equal to forty percent (40%) of the aggregate taxable income of the MEMBERS from the COMPANY for that fiscal year. To the extent the TAX RESERVE for any fiscal year is not distributed to the MEMBERS, it will be used for the general purposes of the COMPANY.

C.	Except as provided above, the COMPANY will make distributions to the MEMBERS only in accordance with the determination of all of the MEMBERS; provided, however, any MEMBER may request a meeting by written notice to the other MEMBERS to discuss a recommendation for a distribution.

D.	The COMPANY will not make distributions to the MEMBERS before year 2004.

10.	Bank Accounts.

A.	The COMPANY will maintain bank accounts at such banks with such signatories having such authority as two (2) or more MEMBERS owning at least fifty-one percent (51%) of the profits of the COMPANY determine.

B.	Initially the COMPANY will maintain its accounts at Whitney Bank and/or Guaranty Bank, Houston, Texas, with the following signatories: John B. Juneau, Mark A. Stephens, Linda G. Ferszt, Tracy Mevs, Kenneth R. Peak, William H. Gibbons and Lesia Bautina. Each of the foregoing will have single signature authority up to Ten Thousand Dollars ($10,000.00); anything in excess of such amount will require two (2) such signatories.

11.	Books and Records; Financial Statements.

A.	Unless two (2) or more MEMBERS owning at least fifty-one percent (51%) of the profits of the COMPANY decide otherwise:

(i)	Commencing on the date of this AGREEMENT and ending on June 30, 2003, JEX will, without charge, keep the books and records of the COMPANY and will prepare and furnish to the other MEMBERS quarterly and annual balance sheets and profit and loss and cash flow statements and such other reports as the MEMBERS deem appropriate.

(ii)	Effective as of July 1, 2003, COE O/S may assume such duties from JEX and perform the same, without charge, on behalf of the COMPANY; provided, however, until such time as any given oil and gas lease acquired under this AGREEMENT qualifies as producible, JEX will handle all payments in connection with such lease, including, but not limited to, payment of lease sale bids, bonuses, delay rentals and shut-in rentals.

B.	The COMPANY will maintain its books and records on an accrual basis.

C.	The COMPANY’s fiscal year will end on June 30th, and its first fiscal year will end June 30, 2003.

D.	Unless changed by approval of all of the MEMBERS, the COMPANY will initially engage the services of the accounting firm of Grant Thornton to audit the COMPANY’s annual balance sheet and profit and loss statement.

E.	Any MEMBER may examine the books and records of the COMPANY during normal business hours.

12.	Restrictions on the Activities of the Members.

A.	While the COMPANY is in existence and for a period of one (1) year thereafter, JEX and John B. Juneau will not – and John B. Juneau will cause any entity which he and/or his wife and/or any of his children, either directly or indirectly, control not to – without the approval of the other MEMBERS, (i) acquire any interest in any area covered by any seismic data utilized hereunder or (ii) exploit, participate in the recovery or exploitation of, derive any benefit from or assist anyone else to recover or exploit or derive any benefit from any area covered by any DATA utilized hereunder.

B.	While the COMPANY is in existence and for a period of one (1) year thereafter, COE O/S and Contango Oil & Gas Company, a Delaware corporation (“CONTANGO”) will not – and CONTANGO will cause any entity which it, either directly or indirectly, controls not to – without the approval of the other MEMBERS, (i) acquire any interest in any area covered by any seismic data utilized hereunder or (ii) exploit, participate in the recovery or exploitation of, derive any benefit from or assist anyone else to recover or exploit or derive any benefit from any area covered by any DATA utilized hereunder.

C.	Control means the ability to control or determine the management of an entity, whether by voting power or other means.

13.	Resignation; Expulsion; Assignment.

A.	A MEMBER may not resign from the COMPANY prior to its dissolution and winding up.

B.	A MEMBER may not be expelled from the COMPANY.

C.	Prior to the dissolution and winding up of the COMPANY, a MEMBER may not assign, transfer, encumber or otherwise dispose of all or a portion of its interest in the COMPANY (including its interest in profits and losses) except for (i) transfers on the dissolution or death of a MEMBER, but in either of these cases the transfer may only be to the shareholders, members or heirs, as the case may be, of the MEMBER and (ii) transfers approved by all of the MEMBERS other than the MEMBER which is transferring its interest. Any assignment, transfer, encumbrance or other disposition of a MEMBER’s interest in the COMPANY in violation of the provisions of this AGREEMENT will be null and void.

D.	A transferee (other than the COMPANY) of all or a portion of a MEMBER’s interest in the COMPANY pursuant to the provisions of this AGREEMENT is called a “Transferee.” A Transferee that is not a MEMBER of the COMPANY at the time of the transfer will, without further act, become and be a MEMBER of the COMPANY. A Transferee will be subject to the terms and provisions of this AGREEMENT, will be entitled to the rights and benefits of the transferor (“Transferor”) to the extent of the interest transferred and will be subject to the obligations of the Transferor to the extent of the interest transferred; but a Transferee that is not a signatory to this AGREEMENT at the time of the transfer will not be entitled to receive any distributions unless and until that Transferee executes this AGREEMENT by signing an instrument in the form of EXHIBIT 13.D-1 hereto. In addition, if a MEMBER transfers all or a portion of its interest in the COMPANY, all of the MEMBERS will enter into an amendment of this AGREEMENT, substantially in the form of EXHIBIT 13.D-2 hereto, reflecting the changes in the ownership of the profits and losses of the COMPANY resulting from the transfer and any other matters to which the MEMBERS and a Transferee agree.

A Transferor and Transferee will agree between themselves as to the allocation between them of the profits and losses and items of income, gain, loss, deduction, expense, credit and similar items for the fiscal year in which the transfer occurs, and they will jointly advise the COMPANY in writing of their allocation.

E.	The COMPANY may not transfer or assign any of its rights under this AGREEMENT, and any such transfer will be null and void.

14.	Events of Bankruptcy. None of the events listed in Section 18-304 of the ACT (EVENTS OF BANKRUPTCY) will result in a MEMBER ceasing to be a MEMBER of the COMPANY.

15.	Dissolution.

A.	The COMPANY will be dissolved and its affairs will be wound up upon the occurrence of any of the following: approval by all of the MEMBERS; or the election of any MEMBER (other than JEX), made by written notice to the COMPANY and the other MEMBERS, at any time after the dissolution of or cessation of business by JEX, or after the death of John B. Juneau, or John B. Juneau’s ceasing to control JEX, including any incapacity that renders John B. Juneau incapable of controlling JEX; or the election of any MEMBER (other than COE O/S), made by written notice to the COMPANY and the other MEMBERS, at any time after CONTANGO’s ceasing to control COE O/S; or the election of any MEMBER (other than the MEMBER in breach or default), made by written notice to the COMPANY and the other MEMBERS, within a period of one hundred twenty (120) days after: a MEMBER materially breaches this AGREEMENT or materially defaults in any of its obligations under this AGREEMENT and the MEMBER making the election becomes aware of the breach or default. The right to elect to dissolve the COMPANY because of a breach or default is in addition to any other rights and remedies each MEMBER has by reason of that breach or default.

Control means the ability to control or determine the management of an entity, whether by voting power or other means.

Except as provided above, the dissolution or death of a MEMBER or the occurrence of any other event which terminates the membership of a MEMBER in the COMPANY will not result in the dissolution and winding up of the COMPANY.

B.	On the dissolution and winding up of the COMPANY, after the obligations of the COMPANY have been paid or provided for, the COMPANY will distribute its remaining assets to the MEMBERS in the same percentages as their interests in the profits of the COMPANY.

16.	Indemnity.

A.	The COMPANY will indemnify each of the MEMBERS, their officers and employees from and against any claim, demand, liability, fine or expense (including, without limitation, reasonable legal fees and disbursements, court costs and the cost of appellate proceedings) arising out of any act or inaction by a MEMBER done in good faith and reasonably believed by such MEMBER to be in the best interests of the COMPANY and provided, in the case of any fine, that such MEMBER had no reasonable cause to believe its conduct was unlawful.

B.	The COMPANY will, to the extent approved by all of the MEMBERS (other than the one seeking indemnity), pay the expenses of a MEMBER seeking indemnity in advance of the final disposition of the matter upon receipt of an undertaking from that MEMBER satisfactory to those MEMBERS to repay the amount advanced if it is ultimately determined that the MEMBER seeking indemnity is not entitled to indemnification. The MEMBERS required to approve the payment of these expenses will grant such approval if they determine that the MEMBER seeking indemnity will, in fact, be entitled to indemnity under Section 16.A and to the extent that they determine that the payment of those expenses will not jeopardize the COMPANY.

C.	Each MEMBER will indemnify each other MEMBER, its officers and employees from and against any liability and any loss, damage or expense (including, without limitation, reasonable legal fees and disbursements, court costs and the cost of appellate proceedings) arising out of any claim by a third party against the indemnitee because of any act or inaction by the indemnitee which does not constitute negligence, gross negligence willful misconduct, malfeasance, a breach of duty or other wrongdoing – but only to the extent that the COMPANY does not perform its obligation to the indemnitee under Section 16.A, and then only for a portion of the COMPANY’s unperformed obligation equal to the product of such unperformed obligation and the indemnitor’s percentage interest in the profits of the COMPANY at the time of the occurrence giving rise to the indemnification.

D.	No MEMBER will incur liability to any other MEMBER, and no MEMBER will have a claim against any other MEMBER, because of an error or mistake in judgment made in good faith and in what the MEMBER believed to be in the best interests of the COMPANY.

E.	No MEMBER will have any liability to the COMPANY or any other MEMBER with respect to any deficit in its capital account.

17.	Amendment; Admission of New Members.

A.	This AGREEMENT may be amended only by an instrument in writing signed by all of the MEMBERS.

B.	The certificate of formation of the COMPANY may be amended only by an instrument in writing signed by all of the MEMBERS.

C.	Except as provided in Section 13, a person may not become a MEMBER in the COMPANY unless that person’s admission is approved by all of the MEMBERS as evidenced by an amendment to this AGREEMENT signed by all of the MEMBERS and by that person.

18.	Waiver. The COMPANY and each MEMBER of the COMPANY may not waive any of its rights or any obligation of another or any provision of this AGREEMENT except by an instrument in writing signed by the party issuing the waiver.

19.	Severability. If any provision of this AGREEMENT or the application of any such provision to any individual, corporation or other entity or to any circumstance is held invalid, the remainder of this AGREEMENT, and the application of such provision, other than to the extent it is held invalid, will not be invalidated or affected thereby.

20.	Governing Law; Submission to Jurisdiction. This AGREEMENT and the rights and obligations of the MEMBERS of the COMPANY will be governed by and construed in accordance with the laws of the State of Texas. For purposes of any proceeding involving this AGREEMENT or any of the rights or obligations of any of the MEMBERS, each MEMBER hereby submits to the non-exclusive jurisdiction of the courts of the State of Texas and agrees not to raise and waives any objection to or defense based upon the venue of any such court or based upon forum non conveniens. Each MEMBER and the COMPANY agree not to bring any action or other proceeding with respect to this AGREEMENT or the COMPANY or with respect to any of the rights or obligations of any of the MEMBERS of the COMPANY in any other court unless such courts of the State of Texas determine that they do not have jurisdiction in the matter.

21.	Entire Agreement. This AGREEMENT contains the entire agreement of the parties with respect to the subject matter hereof, and it supercedes all prior understandings and agreements, whether written or oral, and all prior dealings of the parties with respect to the subject matter hereof.

22.	Execution by the Company. By executing this AGREEMENT, the COMPANY agrees to abide by and to be bound by all of the terms of this AGREEMENT.

23.	Section Headings. Section headings are for reference purposes only and will not in any way affect the meaning or interpretation of any provision of this AGREEMENT.

IN WITNESS WHEREOF, the MEMBERS have executed this AGREEMENT as of the day and year first written above.

JUNEAU EXPLORATION, L.P.
By: Juneau GP, LLC, Its General Partner

By:
John B. Juneau
Sole Manager

COE OFFSHORE, LLC

By:
Kenneth R. Peak
Chairman and CEO

ACKNOWLEDGED AND AGREED:

CONTANGO OFFSHORE EXPLORATION LLC
By: Juneau Exploration, L.P.
By: Juneau GP, LLC, its General Partner

By:
John B. Juneau
Sole Manager

To induce COE Offshore, LLC to enter into this AGREEMENT, and in consideration thereof, the undersigned, John B. Juneau, agrees to the provisions of Section 12 of this AGREEMENT and agrees to abide by and perform those provisions that apply to him.

John B. Juneau confirms to the COMPANY and COE Offshore, LLC that he controls Juneau Exploration, L.P. John B. Juneau will notify the COMPANY and its MEMBERS if he ceases to control Juneau Exploration, L.P.

JOHN B. JUNEAU

To induce Juneau Exploration, L.P. to enter into this AGREEMENT, and in consideration thereof, the undersigned, Contango Oil & Gas Company agrees to the provisions of Section 12 of this AGREEMENT and agrees to abide by and perform those provisions that apply to it.

Contango Oil & Gas Company confirms to the COMPANY and Juneau Exploration, L.P. that it controls COE Offshore, LLC. Contango Oil & Gas Company will notify the COMPANY and its MEMBERS if it ceases to control COE Offshore, LLC.

CONTANGO OIL & GAS COMPANY

By:
Kenneth R. Peak
Chairman and CEO